EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of Standard Pacific Corp. of our reports dated February 22, 2005, with respect to the consolidated financial statements of Standard Pacific Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Standard Pacific Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Standard Pacific Corp. filed with the Securities and Exchange Commission.

/s/    Ernst & Young

Irvine, California

May 23, 2005